UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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BELLSOUTH CORPORATION

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Updated as of April 14, 2006
Employee FAQs related to the BellSouth-AT&T merger
Background and Terms of the Merger
Q: Why is AT&T acquiring BellSouth?
A: Communications services are in a state of continuing change. In the past few years, we have seen the value of consolidation as it has provided new opportunities for growth and innovation. The merger of Cingular and AT&T Wireless, for example, has resulted in customer growth, increased investment and innovation of new products and services. We have also seen tremendous progress with the convergence of wireline and wireless technologies. We believe the merger of AT&T and BellSouth will result in further progress and advances in communication services. The combined company’s strong financial position means the ability to invest in next-generation products, services and technology. We will be better able to meet customer demands and compete successfully.
This combination is good for shareholders. Our shareholders will receive a 17.9% premium over the closing price on March 3, which is the trading day before the merger agreement was signed. In addition, after the merger closes, we expect our shareholders to benefit from AT&T’s higher annual dividend. Based on the exchange ratio, AT&T’s annual dividend of $1.33 is the equivalent of $1.76 for each outstanding BellSouth share, representing a 52% increase to BellSouth’s current dividend.
It also provides our employees the opportunity to work for the most respected telecommunications company in the U.S and one of the most respected companies in the world. Both companies are known for their customer service and network excellence. And both companies value diversity and inclusion.
Q: What are the terms of the deal?
A: BellSouth shareholders will receive 1.325 shares of AT&T common stock for each BellSouth share that they hold. Based on AT&T’s stock price at the close of trading on March 3, 2006, the trading day before the merger agreement was signed, this exchange ratio equals $37.08 per share. The transaction is expected to be tax-free to BellSouth shareholders.
Q: AT&T announced that the net present value of expected synergies is estimated to be approximately $18 billion. Where will the cost savings come from?
A: Almost all of the efficiencies are expected to come from reduced costs over and above expected cost improvements from the ongoing productivity initiatives of BellSouth, AT&T and Cingular.
•	The largest savings are expected to come from backbone network operations and IT, as facilities and operations are consolidated, and from increased capital efficiencies.

•	Substantial savings will come from eliminating duplicate corporate functions.

•	Additional savings will come from overlapping customer sales and service operations.
Q: Why was the acquisition deal announced publicly before it was announced to BellSouth employees? Why weren’t we told first?
A: Because BellSouth is a publicly held corporation, we are required to make material information, such as announcements of pending mergers and acquisitions, accessible to the general public at the same time that we inform our employees.

Impact on compensation and benefits
Q: Will the pending merger affect BellSouth’s compensation and benefits prior to the closing and how soon after the closing might benefits be changed?
A: The merger agreement does not require BellSouth to terminate or reduce any of its overall benefits and compensation programs. BellSouth’s benefits plans and compensation programs in general will remain in effect and will continue to be administered in accordance with their terms until closing (although BellSouth continues to reserve the right to modify these programs in any way and in accordance with the needs of the business). In other words, the current compensation and benefits structures will continue “business as usual” through the closing. After closing, all decisions regarding benefits and compensation will be made by AT&T. However, under the merger agreement, AT&T has agreed that, for a period of time after the merger, BellSouth management employees will have compensation and benefit plans and programs that are no less favorable in the aggregate than they have at BellSouth. This commitment will continue for 12 months from the closing or until Dec. 31, 2007, whichever is later. Eventually, BellSouth employees will migrate to the benefit plans and programs of the AT&T companies.
BellSouth’s 2005 bonus payments and CAD increases will proceed as planned, on schedule and unchanged as a result of this agreement. Bonuses will be paid on March 15. Management salary increases will be effective May 1. Bonuses for 2006 will be paid as earned in March 2007.
Q: What will happen to medical premiums for employees after the merger closes?
A: Any decisions regarding medical premiums after closing would be made by AT&T and, for represented employees, would be subject to the collective bargaining process.
Q: Will there be job consolidation after the closing occurs?
A: It is anticipated that the majority of BellSouth positions will be unaffected by the merger. However, headquarters staff, support functions and overlapping operations will be consolidated.
Q: Can any clarification be given around the 10,000 job reduction amongst the three companies that has recently been reported by the media? Are there any indications on how many of the 10,000 will be BellSouth employees?
A: No further information is available at this time.
Q: Will there be a severance package offered to employees who leave the combined company?
A: Employees who leave the combined company under certain circumstances will be provided benefits under a separation plan. The severance plan will be maintained for two years after closing for employees who separate after closing and who separate for reasons other than for cause (as defined under the enhanced separation plan). The general terms of the enhanced separation plan will be (1) a severance pay formula equal to 7% of base pay per year of service (minimum of 50% and maximum of 150%), (2) a pro-rated bonus payment, (3) rule of 65 for retiree medical (and 6 months paid COBRA for others), (4) rule of 65 for telephone concession, and (5) outplacement services.

Q: Will there be any provision for educational assistance reimbursement in the severance plan for management employees who leave the combined company?
A: No. The general terms of the post merger separation plan will be (1) a severance pay formula equal to 7% of base pay per year of service (minimum of 50% and maximum of 150%), (2) a pro-rated bonus payment, (3) rule of 65 for retiree medical (and 6 months paid COBRA for others), (4) rule of 65 for telephone concession, and (5) outplacement services.
Note: Information regarding additional severance terms applicable to D level and above managers will be provided separately.
Q: In an earlier answer, a statement is made that once the merger closes there will be a severance plan for management employees who leave the combined company within a specified timeframe. I am a C59 level manager (or below) and want to understand if I can voluntarily sign up for the severance offer once the merger closes?
A: No, the post merger severance plan will not include a voluntary offer for management at any level. The post merger severance plan will be available only upon a qualifying termination of employment, and will be subject to the terms of the formal plan document (which has not yet been issued). A qualifying termination is a termination by AT&T other than for cause (as defined in the enhanced severance plan) or a termination by the employee with good reason during the two year period following the closing. For complete definitions of “cause” and “good reason” click on the Merger Benefits and Compensation section of the Merger News web site. Note: The summary of severance terms (including the definitions of “cause” and “good reason”) found at the above link apply to managers at or below C level (Job Grade 59 or equivalent) and relate only to severance plan eligibility. Employees at D level and above will be provided separate information regarding the terms of the post merger severance plan and eligibility requirements for those groups.
Q: If I voluntarily resign my position after the merger closes, am I eligible for the post merger severance plan?
A: No, unless the resignation is for “good reason.” (See discussion in the response to the preceding question).
Q: If I am a C59 (or below) manager and I sign up for and get approved for the current voluntary force reduction and was eligible and take transitional leave, what happens to this leave when the merger closes?
A: You will continue to be on transitional leave for the duration of the leave period, subject to the terms and conditions of the leave policy.
Note: Transitional leaves of absence are not available to managers at D level and above under the terms of the current voluntary force reduction offer.
Q: Do these severance terms apply to craft employees?
A: No, these severance terms and benefits apply to management employees only.

Q: Will any type of severance plan be offered to the craft employees that are separated by the merger?
A: We do not expect- significant reductions in craft employees as a result of the closing of the transaction. Any surplus that may occur would be handled under the terms of the applicable labor agreements.
Q: Will this severance offer have transitional leave in order to reach service pension eligibility?
A: AT&T will make that determination at the time of the offer.
Q: What is the Rule of 65 phone concession benefit as part of the severance offer?
A: The severance plan referenced above will include telephone concession benefits for those employees who meet the Rule of 65 eligibility requirements. Specific details will be determined later. Further information will be provided by AT&T following the closing.
Q: What happens to any BellSouth stock options, restricted shares and restricted stock units?
A: At the time the merger closes, unvested and outstanding BellSouth stock options will become fully vested and exercisable as provided in the award agreements. Also, as of closing, each of your outstanding options to purchase BellSouth common stock will be converted (at the exchange ratio) into an option to purchase shares of AT&T common stock on similar terms. BellSouth restricted shares and restricted stock units will be converted into AT&T restricted shares and restricted stock units based on the exchange ratio.
Q: What happens to any BellSouth performance shares?
A: After the merger closes, all performance shares will pay out pro-rata based on actual performance through the date of closing. Payment of performance shares will occur as soon as administratively feasible following the date of closing. AT&T will grant replacement performance shares in an amount approximately equal in value to the forfeited performance shares.
Q: What happens to my 401(k) plan?
A: The 401(k) plans will not change as a result of the merger agreement, and your account will continue to be invested according to your investment direction. However, following the closing, the BellSouth stock fund in each 401(k) plan will exchange its holdings of BellSouth common stock for AT&T common stock in accordance with the 1.325 exchange ratio set forth in the merger agreement. Any decisions regarding the 401(k) plans after the merger closes will be made by AT&T.
Q: It states in previous questions that the 401k plan will not change as the result of the merger, but any decisions regarding the 401k plans after the merger closes will be made by AT&T. Can the 401(k) plan for craft employees change?
A: The current 401(k) savings plan provisions for craft employees will stay in effect through the effective date of the applicable CWA working agreement, subject to any changes made through the collective bargaining process.

Q: Will the pending merger affect benefits for employees covered under the collective bargaining agreements?
A: No, the terms of the current bargaining agreements will remain in effect.
Q: Will there be any changes to my compensation if I am part of a bargaining unit?
A: Any potential changes to compensation would be addressed through the collective bargaining process.
Q: Will wages and benefits change for the craft employees as a result of the merger?
A: No, wages and benefits for craft employees, and any potential future changes, are subject to the collective bargaining process. For employees represented by CWA, any potential changes after the closing would be addressed through negotiations between AT&T and CWA.
Q: Will represented employees in BellSouth be able to bid on job vacancies in AT&T prior to closing?
A: No. AT&T and BellSouth must continue to function independently until the merger closes.
Q: How will the merger affect the Uniform Program for craft employees?
A: The terms of the uniform program are set forth in the applicable collective bargaining agreements. The terms and conditions of the current labor agreements will be assumed by the new company, and any potential future changes those agreements would be subject to the collective bargaining process.
Q: Are BellSouth’s pensions/cash balance accounts secure? Will the plans change prior to the close because of the merger announcement? Will the BellSouth pension plans continue after the merger?
A: The BellSouth pension plans will not change as a result of the merger agreement. Individuals currently receiving pensions can be confident that there will be no disruption in receiving their monthly pension annuities from BellSouth and following the merger with AT&T, in accordance with the terms of BellSouth’s pension plans. You should be aware that under law, companies cannot reduce or eliminate a person’s accrued and vested pension benefit under tax-qualified plans, such as BellSouth’s. In addition, BellSouth’s pension plans remain well-funded. Any decisions regarding the pension plans after the merger closes will be made by AT&T.
Q: What are the laws that govern pension plans?
A: Pension funds are governed by ERISA (the Employee Retirement Income Security Act of 1974) and backed by the Pension Benefit Guaranty Corporation, a government agency that insures company-sponsored defined benefit plans. BellSouth’s pensions are considered defined benefit plans because the benefits payable are determined by formulas set forth in the plans.
Q: Will my years of BellSouth service be recognized by AT&T?
A: Yes, BellSouth service will be recognized by AT&T after the closing occurs.

Q: Will prior service not currently recognized by BellSouth be recognized by AT&T following the closing?
A: Issues regarding non-bridged prior service will be addressed by AT&T after the closing.
Q: If I am a former employee of AT&T or SBC and my prior service was not recognized (bridged) by BellSouth, will it be recognized by AT&T?
A: Any non-bridged prior service will be addressed by AT&T after the closing.
Q: Earlier communications have stated that BellSouth service will be recognized by AT&T. How will this affect me?
A: After the closing occurs, employees of the combined company will continue to have the same Net Credited Service (for managers) and Seniority (for craft) for pension and other purposes.
Q: Will a severance package be offered to management employees who are separated from the combined company after closing because they decline a position requiring relocation?
A: Generally, yes, provided the relocation qualifies under the terms of the yet to be adopted severance plan and the separation occurs during the period beginning on closing and ending on the second anniversary of closing.
Q: Will the lump sum option under the BellSouth pension plans change as a result of the merger?
A: The BellSouth pension plans were not changed by the merger agreement. Therefore, the option to elect a lump sum remains in both pension plans subject to the terms and conditions of those plans. After the closing, decisions about the BellSouth pension plans will be made by AT&T. Please note that applicable law governing the pension plans presently prohibits AT&T from removing the lump sum options for currently accrued and vested benefits.
Q: Can you provide an example of how this would affect a participant in the management pension plan (PRA)?
A: As an example, if a manager has a cash balance of $100,000 in the BellSouth PRA at the time of closing, the manager would retain the ability to take that cash balance as a lump sum following separation of employment from AT&T. Payment options for pension benefits earned after the closing date will be determined by AT&T.
Q: If I am a craft employee will I still be eligible for the lump sum distribution and the cash balance under the pension plan when the merger is completed; how long will it be available and will our present contract with the CWA be honored for the duration of the contract?
A: Yes. All current pension provisions for craft employees, including the cash balance and lump sum features, will stay in effect for the duration of the applicable CWA working agreement, subject to any changes made through the collective bargaining process. For most craft employees, that date is August 8, 2009. Even if AT&T and the CWA negotiate changes to the pension plan at that time (or through bargaining at some early time), the pension benefits earned to date of such negotiated change and the related payment options for those accrued benefits can not be reduced or eliminated.

Q: If I am eligible for the non-decreasing BSMPP lump sum amount as of 12/31/2005, will I continue to be eligible for this benefit after the merger with AT&T?
A: Yes. Your pension benefit under the BellSouth Personal Retirement Account Pension Plan (PRA) will continue to be calculated as the larger of your BSMPP benefit (if you are eligible for this prior plan formula) as of 12/31/2005 and your cash balance PRA benefit. As a result, your PRA benefit will not be less than the 12/31/2005 BSMPP lump sum amount.
Q: May I receive a distribution of my pension prior to the closing of the merger with AT&T?
A: You may only elect a distribution of pension benefits following an actual separation of employment.
Q: If I retire today and take my pension as a lump sum, I will be eligible for retiree medical and dental benefits from BellSouth. After the merger, will I still be considered a retiree of AT&T even though I have taken a lump sum distribution of my pension benefits?
A: As a retiree of BellSouth, an employee is eligible for retiree medical and retiree dental benefits, subject to the provisions of the applicable retiree medical/dental plans including the premium requirements and any future plan amendments. Whether the employee has taken his or her pension in a lump sum does not impact such employee’s eligibility for retiree medical/dental. In other words, the form of distribution of the pension benefit does not change the eligibility for retiree medical/dental. Following the closing, retirees of BellSouth (determined without regard to whether a lump sum distribution of pension benefits was taken) will be viewed as retirees of AT&T, and AT&T will make all decisions regarding AT&T retiree/medical benefits.
Q: Will BellSouth continue to offer Employee Assistance Program (“EAP”) resources to employees during the period prior to the closing of the merger?
A: Yes. If you have questions or would like to find a local EAP counselor with whom you may schedule an appointment, call EAP at 1-800-984-9135. For more detailed information on EAP visit http://www.bellsoutheap.com/.
NEW! Q: Under the terms of the post-closing severance plan for management employees, does the Rule of 65 eligibility for retiree medical and dental coverage include the 10 year minimum service requirement?
A: Yes, a ten year minimum service requirement will apply.
Merger Approval Process
Q: What approvals will be required?
A: Approvals are required from BellSouth’s and AT&T’s shareholders, the FCC, the U.S. Department of Justice, various state regulatory agencies and a small number of local and foreign authorities.
Q: How long do you anticipate regulatory approval will take?
A: We expect the regulatory approval process to take up to 12 months.

Q: Have BellSouth and AT&T made any regulatory filings specific to the merger?
A: On Friday, March 31, AT&T and BellSouth made a series of joint regulatory filings associated with the planned merger. These included federal level filings with the Department of Justice and the FCC and a series of state commission filings across the country including the BellSouth region. These filings are a significant first step towards gaining the required approval from the appropriate entities to make the merger final.
Q: What is the Form S-4 registration statement – preliminary joint proxy statement/prospectus that BellSouth and AT&T has filed with the Securities and Exchange Commission?
A: BellSouth and AT&T will each hold a special shareholders’ meeting later this year to obtain approval for the transaction. As a part of this, shareholders will receive a packet of information that includes a proxy statement and notice of the meeting. BellSouth has filed with the SEC a preliminary joint proxy statement/prospectus. AT&T has filed a Form S-4 registration statement, which consists of a cover page, the preliminary joint proxy statement/prospectus filed by BellSouth, and some information required by the SEC that will not be distributed to shareholders.
The preliminary joint proxy statement/prospectus describes, among other things, the proposals that will be considered at the special shareholders’ meetings, the background of the merger, and other financial and business factors that were considered by the Board of Directors, financial advisors and others in connection with the Board’s voting to approve the merger.
If the SEC elects to review the Form S-4, additional information may be required. After the Form S-4 is finalized by the SEC, the joint proxy statement/prospectus will be mailed to BellSouth shareholders along with proxy cards asking them to vote their BellSouth shares. In order for the merger to be approved, a majority of BellSouth’s outstanding shares must vote for the merger. AT&T shareholders must approve the issuance of the AT&T stock required to be issued in the merger. The shareholders’ meetings are expected to take place later this year.
Q: Are we voting on the proposed transaction with AT&T at the Annual Meeting planned for April 24, 2006?
A: No, BellSouth will hold a special shareholders’ meeting later this year to obtain approval for the transaction. BellSouth shareholders will be provided with a packet of information, including a proxy statement and notification of the time and place of the meeting, prior to that special meeting. Approval of the transaction will require the affirmative vote of a majority of the outstanding shares of BellSouth common stock.
Headquarters
Q: Where will the new company headquarters be located?
A: The combined company will be headquartered in San Antonio, Texas, but will maintain a Southeast regional headquarters in Atlanta, GA.
Q: What will happen to the headquarters of other operations (such as Cingular)?
A: Cingular’s headquarters will remain in Atlanta. Also, the state headquarters for each state in BellSouth’s current nine-state region will continue to operate as state headquarters for the combined company. At this point, there has been no decision regarding the location of the headquarters for BellSouth’s Advertising and Publishing business.

Other
Q: Should I contact my counterpart in AT&T to begin the merger transition?
A: No, you should not contact your counterpart at AT&T to discuss post-merger integration. Please remember that we are still separate companies and must continue to operate separately until the closing. We will provide further information on this in the near future.
Q: Can I talk to any of my friends or contacts at AT&T?
A: You may continue to have personal conversations with AT&T employees or conversations that are part of your day-to-day responsibilities at BellSouth. However, you should not discuss post-merger integration.
Q: Are we going to continue with new product and services initiatives?
A: Yes, BellSouth will continue to implement products and services that meet the needs of our customers.
Q: Where can I learn more about the merger?
A: We’ll be communicating more information in the weeks and months ahead. Watch for an employee intranet Web site devoted to the merger. We will also set up a mailbox where you can send questions about the merger.
Q: What is the response time and how often will new answers be added to the web site? What if an answer to my question is not put on the website?
A: Questions can be submitted through the Merger web site. We will post responses to questions weekly at the BellSouth Merger News intranet site. E-mails will not be answered individually, but they will be addressed collectively as appropriate. We cannot answer all questions submitted, but we will do our best to provide you with as much information as possible.
Q: How can I get Human Resources questions, specifically benefits issues, answered?
A: HR related questions on benefits can be answered by accessing www.bellsouthbenefits.com or through the BellSouth Service Center at 1-800-528-1232. All other HR related questions should be handled through your normal HR channels.
Q: What positions will remain in Atlanta after closing?
A: Decisions about the structure and staffing of the newly combined company will be made by AT&T after closing. It is anticipated that the majority of BellSouth positions will be unaffected by the merger. However, headquarters staff, support functions and overlapping operations will be consolidated.
Q: Can we make organizational changes between now and the merger close?
A: Yes, BellSouth will continue as a stand-alone company until the merger closes and we should continue to implement changes that meet the needs of our customers and meet our 2006 business objectives.

Q: What impact does the merger have on partnership and vendor relationships such as BellSouth and Qwest and BellSouth and DIRECTV?
A: Prior to closing, BellSouth will continue as a stand alone company and continue to offer the same products and services at the same terms and conditions. Decisions about the combined company’s operations after closing will be made by AT&T.
Q: How will the recent lawsuits filed by two shareholders affect the merger?
A: We believe the complaints are meritless and we intend to defend the cases vigorously.
Q: I read that “BellSouth common stock will be converted (at the exchange ratio) into an option purchase shares of AT&T common stock on similar terms.” Is the conversion itself a taxable event that would incur personal capital gains/income tax? Or is it some type of asset reassignment/recategorization that is not taxable event?
A: No, the conversion is not anticipated to be a taxable event since the merger is a stock-for-stock transaction (except with respect to cash paid in lieu of fractional shares). However, you should consult your tax advisor regarding your particular situation.
Q: At one time when we were part of AT&T, we were considered a monopoly, so why does that not apply now?
A: The old “ma bell” had a franchise monopoly granted to it by federal and state governments for traditional wireline phone service. During this time, there were no cell phones, no blackberries, no email, and no cable-provided VOIP that competed with it. Advances in technology gave customers options, and the governments officially ended monopoly franchises with the passage of the 1996 telecommunications Act. The competitive landscape is different and the telecommunications market and legal environment today bear no resemblance to the “ma bell” monopoly of yesterday. Today there is robust competition from cable companies, CLEC’s, VOIP providers, wireless companies etc.
Q: What effect will the merger have on the future of the LM Berry, BellSouth Advertising and Publishing, and Steven Graphics companies?
A: After the closing, decisions regarding the operations of these and other BellSouth entities will be made by AT&T.
NEW! Q: When do our current labor agreements expire?
A: The current agreements with the CWA will continue until their expiration dates in 2009 and 2010.
     Expiration dates of specific working agreements are:

August 8, 2009	BellSouth Telecommunications (BST)
August 8, 2009	BellSouth Headquarters
August 8, 2009	BellSouth Affiliate Services Corporation (BASC)
August 8, 2009	BellSouth Advertising & Publishing (BAPCO)
August 8, 2009	BellSouth Billing, Inc. (BBI)
August 8, 2009	BST — Utility Operations
August 8, 2009	BellSouth Long Distance (BSLD)
August 7, 2010	BST — Internet Services
TBD	BST — National Directory & Customer Service (ND&CA)

NEW! Q: Will there be national bargaining like during the Bell System days?
A: Those issues will be addressed by the new company and the CWA.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site ( www.sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site ( www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site ( www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.